Exhibit 10.6

[Unofficial English translation from Hebrew]

Appendix G

__________, 2013

Mr./Ms. __________

Form of Letter of Indemnity

On March 20, 2013 the Company’s Audit Committee and Board of Directors decided that the Company would indemnify and undertakes in advance to indemnify the officers listed in Appendix A to this Letter of Indemnity, as specified in this Letter of Indemnity (hereinafter: “the Indemnity Decision”).

Following the approval of the Indemnity Decision on __________, 2013 by the Company’s general meeting by majority required by law, we hereby notify you that since you are and/or you were and/or may be a office holder of the Company and/or in subsidiaries and/or associated companies of the Company and/or you are employed and/or was employed and/or may be employed by the Company and/or by subsidiaries and/or associated companies of the Company, the Company approves and undertakes towards you, subject to the provisions of any law, as follows:

1.	Undertaking to Indemnify

Subject to the provisions of the law, the Company undertakes to indemnify you for any liability or expense as specified in Clause 2 below, imposed on you or incurred by you as a result of any of the following:

1.1.	Your actions and/or their derivatives in your capacity as an officer and/or employee of the Company and/or its subsidiaries and/or associated companies, as will be from time to time.

1.2.	Your actions and/or their derivatives in your capacity as an officer, employee or agent of the Company in any other corporation in which the Company is, directly or indirectly, the holder of securities (hereinafter: “Another Corporation”).

In this Letter of Indemnity:

“Officer” -	A “senior officer” – as this term is defined in Clause 37(d) to the Securities Law-1968 (hereinafter: the “Securities Law”) and/or any other law applying to the activity of the Company and its senior officers, as well as any employee and/or service provider to whom the Company decides to grant a letter of indemnity.

An “action” or its derivative -	As the meaning of this term in the Companies Law-1999 (hereinafter: the “Companies Law”) including a decision and/or default in this sense and including all the actions taken by you prior to the date of this Letter of Indemnity during the periods of your employment in the Company and/or its subsidiaries and/or associated companies and/or during the periods of your capacity as an officer in the Company and/or its subsidiaries and/or associated companies and/or in Another Corporation as defined above.

“Claim” -	Including civil action, administrative action, criminal action, derivative action, class action, applications for arrangement, creditors’ claims, claim for financial compensations and application for declaratory relief.

2.	Causes of Indemnity

The undertaking for indemnity as mentioned in Clause 1 above will apply to any liability or expense that can be indemnified by law, and according to the Company’s Articles of Association, as specified below:

2.1	Financial obligation imposed on you according to a court decision in favor of another person, including a decision given as a compromise or arbitral decision approved by court, which is connected directly or indirectly to one or more of the events specified in the Addendum to this Letter of Indemnity (hereinafter: “the Addendum”) or any part thereof (hereinafter: the “Determinant Events”), on condition that the maximum amount of indemnity for each of the Determinant Events will not exceed the sum stipulated in the Addendum, linked to the increase in CPI from the date of approval of this Letter of Indemnity by the Company until the date of actual indemnity, for each of the Determinant Events, in relation to each Event and each Officer of the Company separately (hereinafter: the “Final Liability”).

2.2	Reasonable litigation costs, including lawyer’s fees which occurred in connection with an inquiry or proceeding conducted against you by an authority which is authorized to conduct an inquiry or proceeding, and which ended without indictment against you[1] and without imposing a financial obligation on you as an alternative to criminal proceedings, or which ended without indictment against you but with the imposition of a financial obligation as an alternative to criminal proceedings in an offense which does not require the proof of criminal intent or in connection with a financial sanction.

In this Clause –

Ending a proceeding without indictment in a matter where a criminal investigation has been initiated – means closing the case under Clause 62 to the Law of Criminal Procedure [Consolidated Version]-1982 (in this sub-clause – the Law of Criminal Procedure), or a stay of proceedings by the Attorney General under Clause 231 to the Law of Criminal Procedure;

"Financial Obligation as an alternative to Criminal Proceedings" – financial obligation imposed by the law as an alternative to criminal procedure, including an administrative fine under the Administrative Offenses Act-1985, a fine for an offense which has been determined as a finable offense under the provisions of the Law of Criminal Procedure, a financial sanction or ransom.

1 Including in case of recourse after filing an indictment and subject to the terms of indemnity specified in Clause 5 below.

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2.3	Reasonable litigation costs, including lawyer’s fees, which were incurred by you or you were obligated by court to incur, in a proceeding filed against you by the Company or Another Corporation, as the case may be, or in the name of any of them or by another person[2], or a criminal charge from which you were acquitted, or a criminal charge where you were convicted of an offense which does not require proof of criminal intent.

2.4	Expenses incurred by you in connection with a proceeding in your matter, including reasonable litigation costs, and including lawyer’s fees.

In this Clause 2.4, “proceeding” – a proceeding under Chapter H3 to the Securities Law (Financial Sanction by the Securities Authority), a proceeding under Chapter H4 to the Securities Law (Administrative Enforcement by the Administrative Enforcement Committee), a proceed under Chapter I1 to the Securities Law (Arrangement to Refrain from Proceedings or Discontinuation of Legal Proceedings subject to Conditions) and a proceeding under Mark D (Financial Sanction by the Securities Authority) to Chapter Four (Remedies, Financial Sanction and Registration of a Company in Violation) of Part Nine to the Companies Law.

2.5	Payment to the party offended by the violation, as mentioned in Clause 52(54)(a)(1)(a) to the Securities Law under Chapter H4 to the Securities Law (Administrative Enforcement by the Administrative Enforcement Committee).

2.6	Liability or another expense which can be indemnified according to any law.

3.	Amount of Indemnity

3.1.	Accumulative indemnity sum

The total accumulative sum of indemnification paid by the Company to all the Officers in the Company according to all the Letters of Indemnity that were and will be issued by the Company according to the Indemnity Decision (hereinafter: “letters of indemnity”) will not exceed a sum equal to 25% of the Company’s determinant equity (hereinafter: “maximum indemnity sum”). In this matter, “the Company’s determinant equity” means the sum of the Company’s equity attributed to the Company’s shareholders according to its latest audited or reviewed consolidated financial statements, as the case may be, as of the date of indemnification.

2 Including a plaintiff in a derivative action, as this term means in the Companies Law

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It is hereby clarified that the payment of the indemnity sum mentioned above will not prejudice your right to receive insurance benefits, including for the Determinant Events in the Letter of Indemnity as insured in an insurance company, which the Company will receive for you from time to time, if any, as part of any liability insurance of Officers in the Company, on condition that no double compensation will be paid to you for any liability or expense which can be indemnified as mentioned in Clause 2 above, and subject to the provisions of Clause 5.6 below.

Without derogating from the provisions of Clause 5.6 below, it is explicitly emphasized that the Company’s payments will form an "additional layer" beyond the total amount of insurance benefits paid by the insurer, as much as these are paid. It is also emphasized that this undertaking to indemnify is not a contract in favor of any third party including any insurer and it cannot be assigned, and no insurer will have the right to require the Company's participation in a payment obligated by an insurer according to an insurance agreement made with him, except for the deductible indicated in such agreement.

In case the total amount of indemnification the Company is about to pay at any time, in addition to the total amount of indemnification the Company has paid until that date according to the letters of indemnity, exceeds the maximum indemnity sum, the maximum indemnity sum, or its balance as the case may be, will be divided between the Company's Officers who will be entitled to indemnity sums as mentioned above for claims they had submitted to the Company according to the letters of indemnity and which were not paid to them prior to that date (hereinafter: "the eligible Officers"), in a way that the indemnity sum actually received by each of the eligible Officers will be calculated according to the pro rata ratio between the indemnity sum which would have been owed to each of the eligible Officers and the accumulative indemnity sum owed to all the eligible Officers at that date for such claims, if not for the maximum indemnity sum limit.

Has the Company paid indemnity sums to its Officers at the maximum indemnity sum, the Company will not bear additional indemnity sums unless the payment of these additional sums is approved by Company authorized organs according to the law at the time of payment of the additional indemnity sums, and subject to an amendment in the Company's Articles of Association, if such is required by law.

It should be clarified that this Letter of Indemnity does not limit the Company or prevent it from increasing the maximum indemnity sum due to Events the subject of indemnity, whether due to decrease in the insurance sum according to liability of Officers, or because the Company cannot obtain an insurance of Officers that covers the Events the subject of indemnity under reasonable terms, or for any other reason, on condition that such decision is made through the proper channels as stipulated in the Companies Law.

3.2.	Amount of Indemnity for the Determinant Events

Subject to the provisions of Clause 3.1 above, the undertaking to indemnify for each of the Determinant Events will be limited, in relation to each Officer of the Company and to each Event separately, to the sum of liability or expense that can be indemnified as mentioned above, but not more than the maximum indemnity sum in relation to each of the Determinant Events.

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4.	Interim Payments

On the occurrence of an Event for which you are likely to be entitled for indemnity as mentioned above, the Company will, from time to time, make available for you the required amounts to cover the expenses and other types of payments involved in handling each legal proceeding against you, in connection with that Event, including investigation procedures, in a way you will not be required to pay them or finance them yourself, including making guarantees and collaterals available for you, all subject to the terms and provisions stipulated in this Letter of Indemnity. It should be emphasized that the Company will not require that you make any guarantees available to it as condition for transferring the said amounts.

If the Company pays to you or instead of you any amounts as part of this Letter of Indemnity in connection with a legal proceeding as mentioned above, and later it turns out that you are not entitled to indemnity by the Company for such amounts, the provisions of Clause 5.8 below will apply.

5.	Terms of Indemnity

Without derogating from the aforesaid, the indemnity according to this Letter of Indemnity is subject to the following conditions:

5.1.	Notice of Indemnity

You will notify the Company in writing of any claim and/or legal proceeding and/or administrative proceeding and/or inquiry by an authority which is authorized to conduct an inquiry or proceeding, that will be initiated against you and/or of any warning in writing or any apprehension or threat that such proceedings will be initiated against you in connection with any Event for which the indemnity is likely to apply (jointly and severally, hereinafter: “the Proceeding”), and this immediately after it first becomes known to you, and in time to leave reasonable time to respond to such Proceeding, as required by any law (hereinafter: “the Notice of Indemnity”), and forward to the Company, or whoever instructed by it, every document which will be delivered to you and/or be at your disposal in connection with such Proceeding.

Failure to deliver the Notice of Indemnity as stipulated above will not exempt the Company from its undertakings according to this Letter of Indemnity, except in case where the non-delivery of the Notice of Indemnity as aforesaid will fundamentally harm the Company’s right to defend itself in its name (if it is also sued in that Proceeding) and/or in your name against the Claim and at the said extent of harm.

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5.2.	Handling the Defense

Provided it does not contradict the relevant provisions of the law or the terms of the Officers’ liability insurance policy purchased by the Company, the Company may undertake the handling of your defense in that Proceeding and/or hand over the said handling to any attorney of the Company’s choice for that purpose (except for an attorney who will not be acceptable to you for reasonable grounds). The Company and/or the said attorney will act within the abovementioned handling to bring this Proceeding to completion, will provide you with current reporting of the progress of the Proceeding and will consult with you as to its conduct; the attorney appointed by the Company as mentioned above will act and be loyal to the Company and you. Whenever there is apprehension, in your opinion or in the Company’s opinion or the attorney’s opinion, of a conflict of interests between you and the Company in defending against such Proceeding, you will notify the Company or the Company will notify you, or the said attorney will notify you, as the case may be, of such conflict of interests and you will be entitled to appoint an attorney on your behalf to handle your defense, and the provisions of this Letter of Indemnity will apply to expenses you will incur in connection with the appointment of this attorney. Notwithstanding the provisions of this Clause, if the Company’s Directors & Officers insurance policy applies to the same matter, you and the Company will comply with the provisions of the policy in everything connected to disputes with the insurer as to the identity of the representing attorney, if the policy’s provisions so require, in a way that the handover of the handling to the other representing attorney will not enable the insurer to be released of its undertaking according to the policy or reduce it in any way. The Company may not bring the abovementioned Proceeding to completion by way of a compromise and/or settlement and/or agree to a compromise and/or settlement as a result of which it will be required to pay sums it will not be indemnified for according to this Letter of Indemnity, and which will also not be paid within an insurance of the Company’s Officers liability that will be purchased, if purchased, by the Company and/or its subsidiary and/or associated company and/or Another Corporation, unless you have given your prior written consent to the obtained compromise. Furthermore, the Company may not bring the dispute the subject of the abovementioned Proceeding to a decision by way of arbitration or compromise or mediation unless you have given your prior written consent to that, provided that you will not refuse to give your consent unless for reasonable grounds which will be forwarded to the Company in writing. To remove doubt, even if the dispute in the Proceeding will be brought to solution by way of arbitration or compromise or mediation or in any other way, the Company will bear all the related expenses.

Notwithstanding the aforesaid, the Company may not bring the abovementioned Proceeding to completion by way of a compromise and/or settlement and/or bring the dispute the subject of the abovementioned Proceeding to a decision by way of arbitration or compromise or mediation in cases of criminal charges against you, unless you have given your prior written consent to that. You may refuse to give your consent as mentioned in this paragraph at your sole discretion and without being required to explain such refusal.

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If, within 7 days from the date of the Company receiving the Notice of Indemnity (or a shorter period of time if required for submitting your Statement of Defense or your response to the Proceeding), as mentioned above, the Company does not assume the handling of your defense against such Proceeding, or if you object to being represented by the Company’s attorneys for reasonable grounds or fear of conflict of interests, you will have the right to hand over your representation to an attorney of your choice, and the provisions of this Letter of Indemnity will apply to expenses you will incur for appointing such attorney.

5.3.	Cooperation with the Company

At the Company’s request you will sign every document appointing it and/or any attorney, as mentioned above, to handle your defense in that Proceeding in your name and represent you in everything connected to it, as aforesaid.

You will cooperate with the Company and/or with any attorney as aforesaid and comply with all the instructions of the insurers according to the Officers liability policy in which the Company and/or you will be engaged in connection with the defense in the Proceeding, provided that the Company or the insurance company will see that all your related expenses are covered, in a way that you will not be required to pay for them or finance them yourself, and this subject to the provisions of Clauses 1 and 3 above.

No waiver, delay, refraining from action or extension by the Company or by you will not be, under any circumstances, construed as waiver of your rights under this Letter of Indemnity and any law, and will not prevent the Company or you from taking all the legal and other required steps to exercise your said rights.

5.4.	Cover of Liabilities

Whether the Company acts according to the provisions of Clause 5.2 above or not, it will see that the liabilities and expenses mentioned in Clause 2 above are covered, in a way that you will not be required to pay or finance them yourself, and this without derogating from the indemnity undertaken to you according to the provisions of this Letter of Indemnity and/or the insurance policy acquired by the Company from time to time, if any, and all subject to the provisions of Clauses 1 and 3 above.

5.5.	Non-application of the Indemnity in case of a compromise or admission

The indemnity in connection with any Proceeding against you, as mentioned in this Letter of Indemnity, will not apply to any amount owed by you to the plaintiff following a compromise or arbitration, unless the Company has agreed in writing to such compromise or settlement or arbitration, as the case may be, however the Company will not refrain from giving its consent as aforesaid unless for reasonable grounds.

Furthermore, the indemnity will not apply in case you admit the criminal charges in an offense which does not require the proof of criminal intent or in a Proceeding, as defined in Clause 2.4 above, unless your admission has been approved by the Company in advance and in writing.

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5.6.	Non-application of the Indemnity in case of third party indemnification or insurance

The Company will not be required to pay sums, according to this Letter of Indemnity, for any Event, as much as such sums were actually paid to you or for you or instead of you in any way within the Company’s Officers liability insurance, or within any third party’s indemnification apart from the Company. To remove doubt it should be clarified that the Maximum Indemnity Sum according to this Letter of Indemnity will apply beyond and in addition to the sum paid (if and as much as paid) within the insurance and/or indemnification or anyone apart from the Company, on condition that you will not be paid double compensation for any liability or expense that can be indemnified as mentioned in Clause 2 above, and that in case you receive indemnification from the Company’s insurer under the Directors & Officers liability policy or under any other indemnity agreement, for the matter the subject of indemnity, the indemnity given will be the difference between the amount of liability and/or expense that can be indemnified as mentioned in Clause 2 above, and the amount received under the insurance policy or the other indemnity agreement for that matter, provided that the sum of indemnity the Company has undertaken does not exceed the Maximum Indemnity Sum. Furthermore, it should be clarified that the provisions of this Clause will not apply to the applicable deductible under the terms of the Directors & Officers liability policy made by the Company.

Concerning the matter of the Company’s undertaking for indemnity for an action you have done or will do within your capacity as an Officer and/or employee of the Company’s subsidiary and/or associated company and/or Another Corporation (jointly and severally, hereinafter: “the Liable Corporation”) the following provisions will also apply:

(a)	The Company will not be required to pay according to this Letter of Indemnity sums which you will be entitled to receive and will actually receive from the Liable Corporation within an insurance policy made by the Liable Corporation and/or according to a prior undertaking to indemnify or according to an indemnity permit given by the Liable Corporation.
(b)	If your demand to receive indemnity and/or insurance coverage for an action you took in the capacity of your position in the Liable Corporation, and which can be indemnified according to this Letter of Indemnity, is rejected by the Liable Corporation or the Liable Corporation’s insurance company, as the case may be, the Company will pay you, according to this Letter of Indemnity, sums you will be entitled to receive according to this Letter of Indemnity, if you are entitled to such sums, and you will assign to the Company your rights to receive sums from the Liable Corporation and/or according to the Liable Corporation’s insurance policy, and authorize the Company to collect these sums in your name, as much as such authorization is required to fulfill the provisions of this Clause. In this matter you undertake to sign every document required by the Company in order to assign your said rights and authorize the Company to collect the said sums in your name.
(c)	For the avoidance of doubt, it is clarified that this Letter of Indemnity does not grant the Liable Corporation and/or any third party any rights against the Company, including, but without derogating from the generality of the aforesaid, the right to claim and/or demand any payment from the Company as participation in the indemnity and/or insurance coverage provided to you by the Liable Corporation for an action you took in the capacity of your position in the Liable Corporation.

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5.7.	Payment of Indemnity

On your request to make any payment in connection with any Event according to this Letter of Indemnity, the Company will take all the necessary actions according to the law for its payment, and will act for the arrangement of any approval required in connection therewith, if required. If any approval is required for said payment, and such payment is not approved for any reason whatsoever, this payment or any part thereof not approved as aforesaid will be subject to a court’s approval, and the Company will act to obtain it.

5.8.	Return of already paid indemnity sums

If the Company pays you or instead of you any sums within this Letter of Indemnity in connection with a Proceeding as mentioned above, and later it turns out that you are not entitled to indemnity from the Company for such sums, these sums will be considered a loan given to you by the Company, which will bear interest at the minimum rate as stipulated by law from time to time, in order not to become a taxable benefit in the hands of the loan receiver, and you will be required to return these sums to the Company plus VAT on the interest according to the law, when you are required in writing by it to do so, and according to the composition of payments determined by the Company (provided the said sums are paid in full to the Company not later than three (3) months from the date the Company found out you were not entitled to be indemnified for the said sums).

Had the obligation, for which the sum was paid, been cancelled or reduced for any reason whatsoever – you will assign your full rights for return of the sum by the plaintiff in the Proceeding and do everything necessary for such assignment to be valid and exercisable by the Company, and once you do so, you will be exempt from returning the sum, the right for the return of which has been assigned to the Company. If you fail to do so, you will be obligated to return to the Company the sum or a part thereof, as the case may be, plus linkage differences and interest, at the rates and for the period you will be entitled for the return of the sum by the plaintiff.

5.9.	Providing collaterals to the insurer

Notwithstanding the provisions of this Letter of Indemnity above (including Clause 4 above) and since, as specified in Clause 3.1 above, the Company’s payments will form an “additional layer” beyond the insurance benefits paid to you by the insurer, if any, then in any event in which you might be entitled for indemnity, where you will be required to incur expenses and various payments involved in handling legal proceedings conducted against you and connected to the same Event, you will approach the insurer first to receive the sums required to cover the said expenses and payments. For that purpose, the Company hereby undertakes to provide the insurer with all the collaterals required by it, as much as required, in order to receive the said sums, provided that the amount of such collaterals will not exceed the Maximum Indemnity Sum, as defined above.

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If, at a later stage, it turns out you are not entitled to the sums you are about to receive, if any, from the insurer, you will be required to immediately return to it the said sums, in order to release the collaterals provided to the insurer by the Company. If you fail to do so, the collaterals which have been provided by the Company to the insurer and exercised by it will be considered as a loan under the terms, mutatis mutandis, specified in Clause 5.8 above.

6.	Indemnity Period

The Company’s undertakings according to this Letter of Indemnity will remain in your favor, in favor of your estate, heirs and other successors according to the law, indefinitely, and it will not be revoked nor modified but in your favor, and this after the termination of your employment in the Company and/or your position as an Officer in the Company and/or its subsidiaries and/or associated companies and/or in the Other Corporation as defined above, as the case may be, regardless of the date of discovery of the Event for which you are entitled for indemnity according to this Letter of Indemnity, provided that the actions for which the indemnity is given have been done during the period of your employment in the Company and/or your position as an Officer in the Company and/or its subsidiaries and/or associated companies and/or in the said Other Corporation.

7.	This Letter of Indemnity is subject to every law and the Company’s Articles of Association. The Company’s undertakings according to this Letter of Indemnity will be interpreted widely and in the method intended for exercising them, as permitted by law, for the purpose they have been made. In case of a contradiction between any provision of this Letter of Indemnity and a provision of the law which cannot be conditioned, modified or added, the said provision of the law shall prevail, but it will not compromise or derogate from the effect of the other provisions of this Letter of Indemnity.

8.	This Letter of Indemnity will enter into force on you signing a copy thereof where you need to sign, and handing over the signed copy to the Company.

9.	Nothing contained in this Letter of Indemnity can derogate from the provisions of the Letter of Exemption provided to you by the Company, if at all. Furthermore, for the avoidance of doubt it is hereby clarified that the indemnity undertaking under this Letter of Indemnity does not derogate from the Company’s right to determine any additional indemnity, retroactively or in advance, and/or expand any existing indemnity, all subject to obtaining approvals as required by any law.

For the avoidance of doubt, it is hereby clarified that the undertaking contained in this Letter of Indemnity does not cancel or derogate from or waive any other indemnity the Officer is entitled to receive from any other source according to any law or according to any of the Company’s previous undertaking or agreement, provided that the Company will not be obligated to indemnify the Officer with more than the actual liability and expenses caused to that Officer for any Event, even according to the previous undertakings (if and as much as in effect) as well as according to this Letter of Indemnity, provided that the total sum of indemnity (except for sums received from the insurance policy) will not exceed the Maximum Indemnity Sum as defined above.

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10.	The Addendum to this Letter of Indemnity forms an integral part thereof.

11.	The law applicable to this Letter of Indemnity is the Israeli law, and the competent court in Tel Aviv has the sole jurisdiction to hear in disputes arising from the application of this Letter of Indemnity.

In witness whereof, the Company has signed:

Date: ___________
Kitov Pharmaceuticals Holdings Ltd.

I, the undersigned, hereby confirm the receipt of this Letter of Indemnity and give my consent to its provisions, including those of Clause 5.8 above.

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	Addendum
	Determinant Events	Final Liability (in NIS million)[3]
1	Any claim or demand filed by a client, supplier, contractor or any other third party, which has any kind of business with the Company, its subsidiaries, associated companies or Another Corporation as defined above (in this Addendum, jointly and/or severally, hereinafter: “the Company”) including in connection with holding negotiations with them and/or any claim and/or demand which has been filed against the Officer by any person and/or corporation and/or entity and/or authority acting according to the law.	2
2	Any claim or demand filed in connection with a transaction, whether or not it is during the Company’s normal course of business, including for credit receiving, sale, lease, transfer or acquisition of assets or liabilities, including securities, and receiving and/or giving an option for sale, lease, transfer or acquisition of assets or liabilities as aforesaid (including, but without derogating from the generality of the aforesaid, goods, real estate, securities or rights, or giving or receiving a right in any of them), negotiating for engagement in a transaction, and receiving and/or giving an option for sale, lease, transfer or acquisition of assets or liabilities as mentioned above, pledge of assets and liabilities and giving or receiving collaterals including engagements in financing agreements with banks and/or other financial entities for the purpose of financing transactions or engagements in process, managing real estate of any type and for any purpose and every action related thereto, including conducting negotiation in connection with the acquisition of the real estate, its establishment, operation and sale, and every other matter connected with the aforesaid, directly or indirectly, and all whether these transactions and/or actions are completed or not, for any reason whatsoever.	2
3	Any claim or demand filed by employees, consultants, agents, freelance contractors, concessionaires, clients, distributors, marketers, suppliers and all kinds of service providers or other individuals, or an entity which is employed or provides services to the Company, in connection with compensations owed to them or damages or liabilities caused to them in connection with their employment by the Company or their engagement with the Company, including Events relating to the terms of employment of employees and with employer-employee relations, including conducting negotiations in connection with terms of employment or termination thereof, promotion of employees, handling pension arrangements, insurance and saving funds, granting securities and other benefits.	2

3 The sums specified above are linked to the increase in CPI from the date of approval of this Letter of Indemnity by the Company to the date of actual indemnity.

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4

Any claim or demand in connection with non-disclosure or failure to provide any type of information at the due time according to the law, or in connection with misguided or faulty disclosure of information as aforesaid, to third parties including holders of the Company’s securities, or potential holders of securities, including in everything relating to the issuance , allocation, distribution, acquisition, holding or in affinity to the Company’s securities, or any other investment activity which involves or is affected by the Company’s securities. Without derogating from the generality of the aforesaid, this Event will also apply in connection with an offer of securities to the public according to a prospectus, private offer, exchange tender-offer or any other offer of securities.

Any claim or demand in connection with non-disclosure or failure to provide any type of information at the due time according to the law, or in connection with misguided or faulty disclosure of information as aforesaid, to third parties including Income Tax, VAT, Social Security, an investment center, local authorities, the Ministry of Environmental Protection and any other governmental or institutional entity or a professional or another association.

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5	Any claim or demand in connection with any Event which results from or is connected to an offer and/or issue of the Company’s securities to the public and/or to employees and/or a private placement and/or a purchase offer and/or an exchange tender-offer and/or in any other way, in Israel or outside of Israel (including, inter alia, but not limited to, claims based on a prospectus and/or a prospectus draft for supplement and/or a supplemental notice and/or a shelf prospectus and/or a shelf offering and/or outline report and/or a private offering report and/or a purchase offer outline and/or another report published by the Company (in this Clause, hereinafter: the “Report”), or on the disclosure or non-disclosure of details contained therein, or on the reporting or non-reporting on any matter following the offering according to the report, or on the compliance or non-compliance with provisions of the relevant Securities Laws), and including any claim or demand in connection with all the subjects that required a presentation and/or disclosure in the report including every draft thereof, which occurred prior to the report date, or thereafter during the period starting with the report date and ending at the end of the period for submitting orders and/or at the end of the acceptance period (as the case may be), which was not disclosed as required by Law in the Report or in later reports published the Company and/or a controlled entity (therefore: “Missing or Misleading Report”) provided that immediately after learning about the existence of the Missing or Misleading Report, the Officer has acted as required by law. For the purposes of this Clause, “reports” – including periodic reports, immediate reports, financial statements and any other report the Company or the Officer are required to provide by any law.	15
6	Any claim or demand submitted in connection with a cause committed or allegedly committed, or abuse in connection with a third party’s intellectual proprietary right by the Company or anyone on its behalf.	2
7	Decisions and/or actions relating to the Consumer Protection Act and/or orders and/or regulations under it.	1

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8	Any act relating to the submission of offers for tenders and/or concessions and/or licenses, of any kind and type whatsoever.	1
9	Any claim or demand submitted by a lender or creditor or in connection with money lent by them, or debts of the Company to them.	10
10	Any claim or demand submitted by a third party for personal injuries, including death, or damage to a business or personal asset, including the loss of its use in the course of any action or omission attributed to the Company, or respectively to its Officers, employees, agents or other persons acting or claiming to be acting on the Company’s behalf and/or in the capacity of their position in the Company.	10
11	Any claim or demand submitted directly or indirectly in relation to an omission, in full or in part, by the Company, or by the Company’s Officers, managers or employees, in everything connected to the payment, report, or documents records, of one of the State’s authorities, a foreign authority, a municipal authority, or any other payment required by the laws of the State of Israel and any other country, including payments for income tax, sales tax, betterment tax, transfer tax, excise, VAT, stamp duty, customs, social security, salaries or delay of salaries or other delays, including any type of interest and additions due to linkage.	5
12	Any claim or demand submitted by purchasers, owners, lessors, lessees or other holders of the Company’s assets or products, or individuals engaged in these products, for damages or losses in connection with the use of said assets or products.	5
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Any administrative, public or judicial act, orders, judgments, claims, demands, petitions, instructions, contentions, seizures, investigation procedures, or notices of non-compliance or violations from a government authority or other bodies claiming potential responsibility or liability (including due to expenses of enforcement, investigations, responses of government authorities, cleaning, removal or repair, due to damages to natural resources, damages to the ground, physical injuries or fines or donations, indemnity, recuperation payments, compensation) resulting thereof, whether in Israel or outside of Israel, which are based on or connected to:

(a) Emergence of liquid runoff, emission, leak, flooding, spill, disposal, release, filtration or migration, on the ground and/or underground and/or above ground (jointly, hereinafter: "Pollution") or a risk of Pollution or exposure to any type of hazardous, toxic, explosive or radioactive material, waste or other substances, which should be regulated according to environmental laws, in every place owned, operated, rented or managed by the Company.

(b) Creation circumstances of any type of violation of environmental laws, environmental licenses, permits or additional approvals required according to environmental laws.

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14	Any administrative action, public action, judicial action, managerial action, orders, judgments, claims, demands, letters of demand, instructions, contentions, investigations, procedures (including administrative procedures, subject to the law) or notices of non-compliance or violation of an act of a governmental authority or any other entity claiming non-compliance with provisions of a law, regulation, order, decree, rule, practice, instruction, licensing or judgment, by the Company or the Company's Officers in the capacity of their position in the Company.	5
15	Any claim or demand in connection with a change in the Company's structure or it reorganization or any decision relating thereto, including but without derogating from the generality of the aforesaid, merger, split, change in the Company's equity, establishment of subsidiaries, their dissolution or sale to third parties.	5
16	Any claim or demand in connection with a decision or activity of the Company or its Officer in the capacity of their position in the Company, after conducting the appropriate examinations and consultation for this type of decision or activity, including decisions made by the Company's Board of Directors or any of its committees.	10
17	Any claim or demand in connection with an expression, saying, including expression of a position or opinion or vote, including during meetings of the Board of Directors, its committees, general meetings of corporations and/or other organs of corporations, made in good faith by the Officer in the capacity of their position in the Company.	5
18	Any claim or demand in connection with an opinion of the Company's Board of Directors to offerees in a purchase offer, concerning the profitability of a special purchase offer pursuant to Section 329 to the Companies Law-1999, or refrainment from giving such opinion, and in expressing any opinion and/or presentation as required by law.	5
19	Any claim or demand relating to the Events specified above, in connection with the position of the Officer in the Company's subsidiaries and/or associated companies and/or Another Corporation, and all whether it has been done in the capacity of their position in the Company and/or employment in one of the abovementioned companies.	5
20	All the actions relating to an insurance-related transaction or actions which have resulted in failure to make proper insurance arrangements, including engagement with reinsurers and/or agents and/or with insurers and/or insurants and/or with other customers.	5
21	Any action relating to distribution, as defined in the Companies Law, including distribution of dividends to the Company's shareholders, purchase of the Company's shares and/or convertible securities by the Company, provided that the indemnity for such action does not create violation of any law.	5
22	Any claim or demand filed in relation to the sale, purchase or holding of marketable securities for or on behalf of the Company and/or the management of portfolios and/or accounts with brokers and/or banks and/or deposits.	2

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23	Any claim or demand filed in relation to investments the Company considers and/or performs with any securities, which takes place before and/or after the investment, for the purpose of engagement in a transaction, its execution, development, follow-up and supervision, and claims relating to a purchase and/or sale (by the Company and/or its subsidiaries), directly or indirectly, of assets (including shares) and rights, in Israel and outside of Israel, or investment in the securities of different corporations, or receiving rights in different corporations, including the purchase and/or sale of control cores, and all whether or not carried out during the Company's normal course of business, and including, without derogating from the generality of the aforesaid, the decisions, agreements, notes, disclosure documents, negotiations and reporting related thereto, and every other matter in connection with the aforesaid, directly or indirectly, and all whether acquisitions and/or sales as mentioned above are completed or not, for any reason whatsoever.	5
24	Any claim or demand on the part of holders of the Company's securities, including shareholders in the Company, including future holders of securities (including shares) of the Company or creditors of the Company, for violation of the Companies Law, the Securities Law or any other law providing them with a cause of action.	10
25	Any claim or demand filed in connection with the appointment or request for appointment of a receiver to the assets of the Company and/or its subsidiaries and/or associated companies or any part of their assets, and/or a request for dissolution against the Company and/or its subsidiaries and/or associated companies, and/or any procedure to obtain a compromise or arrangement with creditors of the Company and/or its subsidiaries and/or associated companies.	5
26	Actions relating to, inter alia and without derogating from the generality of the aforesaid, the purchase or sale of companies, legal entities or assets, and Events in connection with, directly or indirectly, antitrust including cartels, monopolies, splits or mergers as well as legal and other consequences which are likely to result from them.	10
27	Any claim or demand filed in connection with the management of funds, bookkeeping, loans and credit facilities, transactions in financial instruments, collaterals, guarantees, trusts, management and financial consultation agreements, etc.	5
28	Any claim or demand filed in connection with a report or notice submitted pursuant to the Companies Law-1999 and/or the Securities Law-1968, including regulations enacted under them, or according to similar laws and regulations outside of Israel, or according to rules or instructions applicable in the Stock Exchange in Israel or outside of Israel, and/or refrainment from submitting a report or notice as aforesaid.	10
29	Any claim or demand filed in connection with the preparation and/or certification of periodic reports and/or interim reports and/or immediate reports and/or business plans and/or budgets and/or forecasts and/or work plans and/or procedures and/or in-house instructions and/or in-house internal audits.	15

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30	Any claim or demand relating to the Company’s internal audit and procedures of reporting and disclosure in the Company’s periodic and immediate reports, including in the Company financial statements and the report of the Board of Directors and management on the effectiveness of the internal audit on the financial reporting and disclosure, in the personal declarations of the Company’s CEO and/or the most senior Officer in Finance and/or the Company’s auditor as to the effectiveness of the internal audit and the disclosure and control processes attached to the periodic reports, and in everything relating to violation of provisions of the applicable law.	15
31	Any claim or demand filed in connection with an Event, which have affected or are likely to fundamentally affect the Company’s property, rights, liabilities or profitability.	15

      For the purposes of this Addendum, the term “company” – includes any corporation controlled by it.

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Appendix A to the Letter of Indemnity

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